Joseph Lacome

Attorney at Law

10100 North Central Expressway, Suite 590

Dallas, TX 75231

Ph. 415-521-4716

October 31st, 2014

Michael Brown

President, Chairman and Chief Executive Officer

Sierra Madre Mining, Inc.

18444 N 25th Ave. Suite #420–711

Phoenix, AZ 85023

Re: Sierra Madre Mining, Inc., Form S-1 Registration Statement

Mr. Brown:

I refer to the above-captioned registration statement on Form S-1 ("Registration Statement") under the Securities Act of 1933, as amended (“Act"), filed by Dinoco Oil, Inc. a Delaware Corporation ("Company"), with the Securities and Exchange Commission. The Registration Statement related to the offering of 100,000,000 shares of the Company's class B stock ("Common Stock"). Such shares are to be issued under the Registration Statement and the relating prospectus to be filed with the Commission. The details of the offering are described in the Registration Statement on Form S-1.

I have examined the copies of such records of the Company, certificates of officers of the Company, as a basis for the opinion hereinafter expressed. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as certified copies or photocopies and the authenticity of the originals of such documents. Based on my examination mentioned above, I am of the opinion that 100,000,000 shares of common stock to be offered and sold are duly authorized shares of common stock will, when sold, be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to my name under "Interest of Named Experts and Counsel" in the Registration Statement.

Sincerely,

/s/ Joseph Lacome
Joseph Lacome
Attorney